Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 15, 2019, relating to the abbreviated financial statements of PortfolioCenter Business (formerly of Performance Technologies, Inc) (the “business”), a business of The Charles Schwab Corporation prior to April 1, 2019, appearing in Exhibit 99.1 of Amendment No. 1 to Current Report on Form 8-K/A of Envestnet, Inc. filed on June 7, 2019 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, California
December 12, 2019